UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012 (October 25, 2012)

GLOBAL GEOPHYSICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34709	05-0574281
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

13927 South Gessner Road Missouri City, Texas		77489
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 972-9200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard C. White as President and Chief Executive Officer

Effective October 25, 2012, the Board of Directors (the “Board”) of Global Geophysical Services, Inc. (the “Company”) appointed Richard C. White (“Mr. White”), age 57, as the Company’s President and Chief Executive Officer.

Before joining the Company, Mr. White served as the President and Chief Executive Officer of NuTec Energy Services Inc.  Mr. White held that position from October 2001 until his retirement from NuTec in September 2002.  Mr. White was the Chief Executive Officer of Veritas DGC Land, Inc. from January 2000 through June 2000.  From 1995 until his retirement in October 1999, Mr. White served as President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc.  He also served as Vice President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer.  Mr. White also previously served on the board of directors of Geospace Technologies Corp. (formerly OYO Geospace Corp.) from 2008 through the date of his appointment at the Company; OMNI Energy Service Corp. from 2001 through 2010; and VGS Seismic Canada Inc. from 2005 through 2009.

Except for the compensation arrangements described below, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party in which Mr. White has a direct or indirect financial interest.  There are no family relationships between Mr. White and any of the directors or officers of the Company or any of its subsidiaries

Employment Agreement of New President and Chief Executive Officer

In connection with the Company’s appointment of Mr. White as President and Chief Executive Officer, the Company and Mr. White have entered into an employment agreement, effective as of October 25, 2012 (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. White will receive an annual base salary of $360,000, which will be subject to annual increase as determined in the discretion of the Board.  The Employment Agreement also provides that Mr. White will be eligible to receive a sign-on bonus of $42,500, payable in two equal installments prior to March 31, 2013, and an annual bonus in an amount determined by the Board in its discretion, but not less than one-third of Mr. White’s then current annual base salary.  Mr. White will also receive an award of restricted shares pursuant to the Company’s Amended and Restated 2006 Incentive Compensation Plan with a grant date value of $1,000,000.  The restricted shares will become vested in eight equal quarterly installments beginning after the first anniversary of the date of grant.

In the event that Mr. White’s employment is terminated by Mr. White with “good reason” or by the Company without “cause” (as these terms are defined in the Employment Agreement), Mr. White will be paid a severance payment equal to two times the sum of (1) his base salary plus (2) (x) the average of his annual bonuses over the two preceding years or (y) 50% of his base salary, whichever of (x) or (y) is higher.  If Mr. White’s employment is terminated due to his death or “disability” (as that term is defined in the Employment Agreement), Mr. White will be paid a severance payment equal to one times the sum of his base salary.  In addition, upon any of these terminations, any unvested equity awards previously granted to Mr. White will become fully vested.  Payment of any severance benefits following Mr. White’s termination of employment by Mr. White with good reason or by the Company without cause is subject to the requirement that Mr. White execute a release of claims against the Company and its affiliates.

The Employment Agreement also contains customary non-competition, non-solicitation, and confidentiality provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Resignation of Richard A. Degner as President and Chief Executive Officer

Effective October 25, 2012, Richard A. Degner resigned as President and Chief Executive Officer of the Company.  Mr. Degner will continue to serve as Non-Executive Chairman of the Board of the Company and also as President of Autoseis, Inc. (“Autoseis”), a wholly owned subsidiary of the Company.  In connection with his role as President of Autoseis, the Company and Mr. Degner have entered into a letter agreement (the “Letter Agreement”), which provides for Mr. Degner to receive the following:  (1) an annual base equal to Mr. Degner’s current base salary; (2) annual bonuses based on sales of AUTOSEIS® products to third parties; and  (3) if Mr. Degner’s employment is terminated without “cause” (as this term is defined in the Letter Agreement) in the two years following his appointment, a severance payment of either one or two years of continued base salary, based on the date of such termination, and full accelerated vesting of any unvested Company equity awards.  Payment of any severance benefits is subject to the requirement that Mr. Degner execute a release of claims against the Company and its affiliates.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 8.01. Other Events.

On October 26, 2012, the Registrant issued a Press Release announcing its 3rd Quarter 2012 Earnings Call, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1	Employment Agreement with Richard C. White
10.2	Letter Agreement with Richard A. Degner
99.1	Press Release issued by Global Geophysical Services, Inc. on October 26, 2012 “Global Geophysical Services, Inc. Appoints Richard White as President and CEO”
99.2	Press Release issued by Global Geophysical Services, Inc. on October 26, 2012 “Global Geophysical Services Announces 3rd Quarter 2012 Earnings Call

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2012	GLOBAL GEOPHYSICAL SERVICES, INC.

	By:	/s/ P. Mathew Verghese
P. Mathew Verghese Senior Vice President and Chief Financial Officer